Exhibit 107

Calculation of Filing Fee Tables

FORM S-3ASR

(Form Type)

 Aflac Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock, par value $0.10 per share	415(a)(6)	52,300,000 shares of common stock(2)		$1,877,570,000			S-3 ASR	333-237969	May 1, 2020	$243,708.59

	Total Offering Amounts					$1,877,570,000		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)	All the shares of common stock being registered hereby are offered for the account of certain selling stockholders.

(2)	Aflac Incorporated previously registered 52,300,000 shares of common stock pursuant to the Registration Statement on Form S-3 (File Number 333-237969) filed on May 1, 2020, all of which remain unsold.